Exhibit 99.06


                                SOUTHERN COMPANY
                               FINANCIAL OVERVIEW
                            (In Millions of Dollars)

                                                  3 Months Ended June              6 Months Ended June
                                            -----------------------------     -------------------------------
                                              2003      2002    % Change       2003        2002      % Change
                                              ----      ----    --------       ----        ----      --------

 Consolidated -
 Operating Revenues                         $2,859    $2,630       8.7%       $5,412     $4,844        11.7%
 Earnings Before Income Taxes                  618       487      27.1%        1,037        822        26.2%
 Net Income As Reported                        432       332      30.3%          730        556        31.3%
 Net Income Excluding Dynegy (Note)            349       332       5.2%          647        556        16.3%

 Alabama Power -
 Operating Revenues                           $964      $925       4.4%       $1,859     $1,727         7.7%
 Earnings Before Income Taxes                  167       193     -13.5%          322        317         1.6%
 Net Income Available to Common                106       115      -7.9%          198        188         5.4%

 Georgia Power -
 Operating Revenues                         $1,191    $1,204      -1.2%       $2,317     $2,211         4.8%
 Earnings Before Income Taxes                  255       272      -6.2%          464        474        -2.1%
 Net Income Available to Common                159       171      -7.2%          292        298        -1.9%

 Gulf Power -
 Operating Revenues                           $215      $210       2.5%         $413       $371        11.4%
 Earnings Before Income Taxes                   31        21      43.4%           53         38        37.3%
 Net Income Available to Common                 19        13      39.3%           33         25        30.0%

 Mississippi Power -
 Operating Revenues                           $264      $205      28.7%         $458       $388        18.0%
 Earnings Before Income Taxes                   87        35     152.8%          122         58       112.1%
 Net Income Available to Common                 53        21     155.2%           74         35       114.1%

 Savannah Electric -
 Operating Revenues                            $79       $79       0.7%         $148       $136         9.0%
 Earnings Before Income Taxes                   10        11     -11.3%           16         14        10.2%
 Net Income Available to Common                  6         7     -10.5%           10          9        11.0%

 Southern Power -
 Operating Revenues                           $239       $58          -         $346        $77            -
 Earnings Before Income Taxes                  130        15          -          167         22            -
 Net Income Available to Common                 79         9          -          102         13            -




 Note: Excludes a one-time gain of $88 million in May 2003 from the previously announced termination of all long-term wholesale power contracts between Southern Company and Dynegy, Inc. After adjusting for revenues that otherwise would have been recognized for the remainder of the year, the adjusted gain for 2003 is $83 million.